EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Amendment No. 2 to Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Amendment No. 2 to Schedule 13D jointly on behalf of each such party.

/s/ Gregory L. Summe
Gregory L. Summe, individually, and as sole member of Glen Capital Partners LLC and Glen Capital Partners GP LLC for itself and as the general partner of Glen Capital Partners Focus Fund, L.P.